Exhibit 99.1

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATION

The Tax Cuts and Jobs Act

The Tax Cuts and Jobs Act (the “TCJA”) was passed by Congress on December 20, 2017 and signed into law by President Trump on December 22, 2017. The TCJA significantly changed the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. Technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. We cannot predict the long-term effect of the TCJA or any future law changes on us or our stockholders. Below is a brief summary of the key changes in TCJA that directly impact us and our stockholders. The changes described below are effective for taxable years beginning after December 31, 2017, unless otherwise noted. Potential investors should consult with their tax advisors regarding the effect of the TCJA on their particular circumstances (including the impact of other changes enacted as part of the TCJA that do not directly relate to REITs and thus are not discussed here).

Income Tax Rates

Under the TCJA, the corporate income tax rate is reduced from a maximum rate of 35% to a flat 21% rate. The reduced corporate income tax rate, which is effective for taxable years beginning after December 31, 2017, will apply to income earned by our U.S. subsidiaries that are C corporations, including our taxable REIT subsidiaries. This reduced rate also applies to the amount that we must withhold from our distributions to non-U.S. stockholders that are designated as capital gain dividends (or that could have been designated as capital gain dividends). The TCJA also repeals the alternative minimum tax imposed on C corporations.

The TCJA reduces the highest marginal income tax rate applicable to U.S. individuals from 39.6% to 37% (excluding the 3.8% Medicare tax on net investment income). U.S. individuals continue to pay a maximum 20% rate on long-term capital gains and qualified dividend income. However, the TCJA also will allow U.S. individuals to deduct 20% of their dividends from REITs, excluding capital gain dividends and qualified dividend income (which continue to be subject to the 20% rate). As a result, dividend income received by our U.S. individual stockholders will be subject to a maximum effective federal income tax rate of 29.6% (plus the 3.8% Medicare tax on net investment income). The cumulative amount that a U.S. person may deduct for any taxable year with respect to ordinary REIT dividends from all sources (together with certain other categories of income that are eligible for such 20% deduction) may not exceed 20% of such person’s total taxable income (excluding any net capital gain). The income tax rate changes applicable to U.S. individuals and the 20% deduction for ordinary REIT dividends apply for taxable years beginning after December 31, 2017 and before January 1, 2026.

Limitation on Deductibility of Business Interest

The TCJA generally limits the deduction for net business interest to 30% of the borrower’s adjusted taxable income (excluding non-business income, net operating losses, business interest income, and, for taxable years beginning before January 1, 2022, computed without regard to depreciation and amortization). This limitation on the deductibility of net business interest could result in additional taxable income for us and our U.S. subsidiaries that are C corporations, including our taxable REIT subsidiaries, unless we and our subsidiaries qualify as real estate companies and elect not to be subject to such limitation in exchange for using longer depreciation periods than may otherwise be available.

Changes with Respect to our Non-U.S. Subsidiaries

The TCJA makes significant changes to the taxation of international businesses, which may affect us and how we are taxed on income earned by our non-U.S. subsidiaries. These changes may cause us to recognize additional income for U.S. federal income tax purposes. In some cases it is not currently clear whether such income will be qualifying income for purposes of the 95% gross income tests applicable to REITs. Consequently, the recognition of such income could affect Prologis Inc.’s ability to qualify as a REIT and may require certain of our non-U.S. subsidiaries to be restructured in order to maintain Prologis, Inc.’s REIT qualification.